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SUBJECT TO COMPLETION, DATED DECEMBER 18, 2006

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-131076

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Amount to Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Registration Fee
Notes due 2016	$300,000,000	100%	$300,000,000	$9,210(1)

(1)
The Registrant has already paid $22,676.27 with respect to $280,316,112.50 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-106660, which was filed on June 30, 2003 and were not sold thereunder. Pursuant to Rule 457(p), such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 17, 2006)

Enbridge Energy Partners, L.P.

$300,000,000        % Notes due 2016

          The notes will bear interest at the rate of        % per year and will mature on December 15, 2016. Interest on the notes is payable on December 15 and June 15 of each year, beginning on June 15, 2007. We may redeem some or all of the notes at our option at any time. The redemption price is discussed under the caption "Description of Notes — Optional Redemption" beginning on page S-12.

          The notes will be our unsecured senior obligations. If we default, your right to payment under the notes will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

          We do not intend to list the notes on any securities exchange.

          Investing in the notes involves risks. See "Risk Factors" on page S-8 of this prospectus supplement and on page 4 of the accompanying prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds to Partnership (before expenses)(1)
Per Note		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from December     , 2006, if settlement occurs after that date.

          The underwriters expect to deliver the notes through the book-entry facilities of The Depository Trust Company on or about December     , 2006.

Joint Book-Running Managers
Wachovia Securities	HSBC

ABN AMRO Incorporated	Banc of America Securities LLC	Citigroup	Deutsche Bank Securities
Lazard Capital Markets	SunTrust Robinson Humphrey	UBS Investment Bank

December    , 2006

Enbridge Energy Partners, L.P. Systems Map

NORMAN WELLS
FORT McMURRAY
EDMONTON
CALGARY
CLEARBROOK
SUPERIOR
TORONTO
BUFFALO
CHICAGO
TOLEDO
PATOKA
WOOD RIVER
CUSHING
HOUSTON

★ ENBRIDGE ENERGY PARTNERS, L.P.
Headquarters
Houston, Texas, USA

☆ ENBRIDGE INC.
Headquarters
Calgary, Alberta, Canada

Liquids Systems

Liquids Systems and Joint Ventures

Natural Gas Systems
(excluding smaller systems along the Texas Gulf Coast)

Third Party Connecting Carrier

This map depicts some Enbridge Inc. assets to provide an understanding of how they interconnect with certain Enbridge Energy Partners, L.P. systems. Enbridge Inc. is the ultimate parent company of Enbridge Energy Company, Inc. the general partner of Enbridge Energy Partners, L.P.

S-i

PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary
Risk Factors
Use of Proceeds
Capitalization
Description of Notes
Federal Tax Considerations
Underwriting
Legal Matters
PROSPECTUS
About This Prospectus
Available Information
Incorporation of Certain Information by Reference
Enbridge Energy Partners, L.P.
Risk Factors
Information Regarding Forward-Looking Statements
Description of Our Debt Securities
Description of Our Class A Common Units
Cash Distribution Policy
Use of Proceeds
Legal Matters
Experts

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
AND THE ACCOMPANYING PROSPECTUS

          This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this notes offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

          If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

          You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

          As used in this prospectus supplement and the accompanying prospectus, "we," "us," "our" and "Enbridge Partners" mean Enbridge Energy Partners, L.P. and include our subsidiaries; "Enbridge Energy Company" means Enbridge Energy Company, Inc., our general partner; "Enbridge Management" means Enbridge Energy Management, L.L.C., the delegate of our general partner; and "Enbridge" means Enbridge Inc., the indirect parent of our general partner. Our Class A Common Units represent limited partner interests in Enbridge Energy Partners, L.P. We also have limited partner interests that are represented by Class B Common Units, Class C Units and i-units. All of our Class B Common Units are owned by our general partner and all of our i-units are owned by Enbridge Management. Our Class C Units are owned 50 percent by our general partner and 50 percent by an institutional investor. The Class A Common Units, the Class B Common Units, the Class C Units and the i-units are referred to collectively in this prospectus supplement as "units."

AVAILABLE INFORMATION

          We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. You can also find our filings at the SEC's website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and may replace this information and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities offered by this prospectus supplement, other than information furnished to the SEC under Items 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act, as amended, and is not incorporated in this prospectus supplement and the accompanying prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 23, 2006;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on April 28, 2006;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on July 31, 2006;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the SEC on October 31, 2006;

  •
  Current Reports on Form 8-K filed with the SEC on February 2, 2006, February 3, 2006, May 3, 2006, May 10, 2006, August 10, 2006, August 16, 2006, September 5, 2006 and December 5, 2006; and

  •
  The description of the Class A Common Units contained in our Registration Statement on Form 8-A, dated November 14, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8, filed December 9, 1991, Amendment No. 2 on Form 8-A/A, filed May 2, 1997, Amendment No. 3 on Form 8-A/A, filed August 8, 2001 and Amendment No. 4 on Form 8-A/A, filed May 7, 2003.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and our financial data. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, including "Risk Factors" on page S-8 of this prospectus supplement and on page 4 of the accompanying prospectus, and our financial statements and the notes to those statements included or incorporated by reference in this prospectus supplement, before making an investment decision.

Enbridge Partners

Business Description

          We are a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transmission and marketing assets in the United States. Our Class A common units are traded on the New York Stock Exchange under the symbol "EEP." We were formed in 1991 by Enbridge Energy Company to own and operate the Lakehead system, which is the United States portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge owns the Canadian portion of the system. Enbridge, which is based in Calgary, Alberta, provides energy transportation, distribution and related services in North America and internationally.

          Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

          Enbridge Management is a Delaware limited liability company that was formed in May 2002 to manage our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management. Enbridge Management is the sole owner of all of our i-units.

Organizational Structure

          The following chart shows our organization and ownership structure as of the date of this prospectus supplement before giving effect to this offering. The ownership percentages referred to in this prospectus supplement reflect the approximate effective ownership in us presented below.

Enbridge Inc.
(NYSE: ENB) (TSX: ENB)
Publicly owned
100% (indirectly owned)
Enbridge Energy Company, Inc.
Enbridge Energy
Management, L.L.C.
voting share
17.2% interest
2% general partner
interest and incentive
distribution rights and
11.9% limited partner
interest (Class B
Common Units and
Class C Units)
82.8% interest
Enbridge Energy Management, L.L.C.
(NYSE: EEQ)
Publicly owned
Management &
Control
16.0% limited partner
interest (i-units)
Enbridge Energy Partners, L.P.
(NYSE: EEP)
Publicly owned
70.1% limited partner interest
(Class A Common Units and
Class C Units)
Operating Subsidiaries

Ownership of Enbridge Energy Partners, L.P. as of December 15, 2006

i-units owned by Enbridge Management	16.0%
Class A Common Units owned by the public	63.1%
Class B Common Units owned by Enbridge Energy Company	4.9%
Class C Units owned by Enbridge Energy Company	7.0%
Class C Units owned by an institutional investor	7.0%
General Partner Interest	2.0%

Total	100.0%

          Enbridge holds an effective 16.7% interest in EEP through its ownership in Enbridge Energy Company.

The Offering

Issuer	Enbridge Energy Partners, L.P.
Securities Offered	$300,000,000 principal amount of % Notes due 2016.
Interest Rate	% per annum.
Interest Payment Dates	June 15 and December 15 of each year, beginning June 15, 2007, to holders of record as of June 1 and December 1, respectively.
Maturity	December 15, 2016.
Use of Proceeds
We estimate that we will receive net proceeds from the offering of approximately $297.8 million after payment of underwriting discounts and commissions and estimated offering expenses. We will use the net proceeds from the offering to repay a portion of our outstanding commercial paper that we issued to finance a portion of our current capital expansion projects.
All or a portion of the net proceeds of this offering may be temporarily invested in short-term investment grade securities pending their use for such purpose. Please read "Use of Proceeds."
Optional Redemption
Upon 30 to 60 days' prior notification to noteholders, we may redeem the notes for cash. Redemption of the notes can be in whole or in part at any time, at our option. The redemption price will include a make-whole premium.
Ranking	The notes will:
• be our senior unsecured indebtedness;
• rank equally in right of payment with all our existing and future unsubordinated indebtedness; and
•
be effectively junior in right of payment to any secured indebtedness that we may have and to all existing and future indebtedness and other liabilities of our subsidiaries, which own all of our operating assets.

We conduct substantially all of our business through our subsidiaries. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2006, our subsidiaries had $486 million of indebtedness to unaffiliated third parties. Please read "Description of Notes — Ranking."

The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the notes.
Certain Covenants and Events of Default
We will issue the notes under a supplement to the indenture dated May 27, 2003, between us and U.S. Bank National Association, successor to SunTrust Bank, as trustee. The indenture includes certain covenants, including limitations on:
• securing indebtedness by liens on principal properties; and

• engaging in sale-leaseback transactions.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under "Description of Notes."
The indenture provides for events of default, including default on other significant indebtedness.
Form and Denomination
The notes will be represented by one or more global notes. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or "DTC."
The global notes will be shown on, and transfers of the notes of each series will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.
Notes issued or transferred will be in minimum principal denominations of $1,000 and multiples thereof.
Ratings
The notes have been assigned ratings of Baa2 by Moody's Investors Service, Inc., BBB by Standard & Poor's Rating Services and BBB by Dominion Bond Rating Service Limited. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. Any such ratings may not continue and they may be revised downward or withdrawn entirely at any time.
Risk Factors
You should carefully consider the information under the heading "Risk Factors" and all other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before deciding to invest in the notes.
Same-day Settlement	So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will be settled in immediately available funds.
Trading	We do not expect to list the notes for trading on any securities exchange. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.
Additional Issuances
We may, at any time, without the consent of the holders of the notes, issue additional notes having the same interest rate, maturity and other terms as these notes. Any additional notes having such similar terms, together with these notes may constitute a single series under the indenture.
Trustee, Registrar and Transfer Agent	U.S. Bank National Association.
Governing Law	The notes and the indenture relating to the notes will be governed by New York law.

          For additional information regarding the notes, please read "Description of Notes" in this prospectus supplement and "Description of Our Debt Securities" in the accompanying prospectus.

Summary Historical Financial and Operating Data

          We have derived the summary historical financial data as of and for each of the years ended December 31, 2003, 2004 and 2005 from our audited financial statements and related notes. We have derived the summary historical financial and operating data as of September 30, 2005 and 2006 and for the nine-month periods then ended from our unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the data. The results for the nine-month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for any other period or for the full fiscal year. You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

          Acquired systems and assets are included in the Summary Historical Financial and Operating Data from the date of acquisition.

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(dollars in millions)
Income Statement Data:
Operating revenue	$3,172.3	$4,291.7	$6,476.9	$4,392.4	$4,845.6

Cost of natural gas	2,612.7	3,587.1	5,763.3	3,882.4	4,099.2
Operating and administrative expenses	211.8	274.1	326.8	237.2	256.3
Depreciation and amortization	97.4	120.5	138.2	103.9	101.5
Power	56.1	72.8	74.8	53.2	78.3
Gain on sale of assets	—	—	(18.1)	—	—

Total operating expenses	2,978.0	4,054.5	6,285.0	4,276.7	4,535.3

Operating income	194.3	237.2	191.9	115.7	310.3
Other income	2.4	3.0	5.0	3.4	7.4
Interest expense	(85.0)	(88.4)	(107.7)	(79.6)	(84.0)
Rate refunds	—	(13.6)	—	—	—

Net income	$111.7	$138.2	$89.2	$39.5	$233.7

Financial Position Data (at period end):
Property, plant and equipment, net	$2,465.6	$2,778.0	$3,080.0	$3,111.5	$3,509.6
Total assets	3,231.8	3,770.7	4,428.4	4,561.0	4,838.5
Long-term debt, excluding current portion	1,155.8	1,559.4	1,682.9	1,838.4	1,827.4
Loans from general partner and affiliates	133.1	142.1	151.8	149.3	134.0
Partners' capital:
Class A common units	$914.9	$1,021.6	$1,142.4	$1,025.1	$1,159.9
Class B common units	64.2	66.7	67.2	62.8	68.9
Class C common units	—	—	—	—	503.7
i-units	370.7	399.4	421.7	408.9	459.3
General partner	27.5	31.0	34.6	31.5	47.6
Accumulated other comprehensive loss	(64.0)	(120.8)	(302.1)	(344.9)	(206.5)

Total partners' capital	$1,313.3	$1,397.9	$1,363.8	$1,183.4	$2,032.9

Other Financial Data:
EBITDA(1)	$294.1	$347.1	$335.1	$223.0	$419.2
Cash flow provided by operating activities	148.2	245.4	267.1	208.2	229.9
Cash flow used in investing activities	(431.0)	(419.1)	(437.1)	(442.3)	(529.8)
Cash flow provided by financing activities	286.9	187.6	181.5	249.2	463.7
Additions to property, plant and equipment and asset acquisitions included in investing activities	423.5	429.8	531.2	448.3	547.6

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
Liquids:
Lakehead
Deliveries (thousands of barrels per day)(2)
United States	1,003	1,064	1,036	1,023	1,174
Ontario	351	358	303	295	306

Total deliveries	1,354	1,422	1,339	1,318	1,480
Barrel miles (billions)(3)	345	367	363	249	291
Average haul (miles)	698	706	692	691	721
Mid-Continent
Deliveries (thousands of barrels per day)(2)	—	237	236	225	247
North Dakota
Deliveries (thousands of barrels per day)(2)	77	85	87	87	90
Natural Gas:
Average daily volume(4)
East Texas(5)	579,000	676,000	860,000	841,000	998,000
Anadarko(6)	256,000	357,000	488,000	473,000	573,000
North Texas	—	192,000	265,000	264,000	288,000
South Texas(5)	38,000	40,000	33,000	34,000	—
UTOS	213,000	219,000	158,000	181,000	197,000
Midla	108,000	103,000	106,000	113,000	119,000
AlaTenn	61,000	62,000	59,000	59,000	40,000
KPC	53,000	48,000	31,000	29,000	31,000
Bamagas	14,000	25,000	29,000	44,000	94,000
Other major intrastates	182,000	176,000	186,000	197,000	156,000

Total	1,504,000	1,898,000	2,215,000	2,235,000	2,496,000

(1)
We define EBITDA as net income before (a) depreciation and amortization, (b) interest expense, net of capitalized interest and (c) income taxes. EBITDA is used as a supplemental financial measurement in the evaluation of our business, as described more fully below, and should not be considered as an alternative to net income as an indicator of our operating performance, cash flows from operating activities or other cash flow data calculated in accordance with accounting principles generally accepted in the United States or as a measure of liquidity. EBITDA is not defined under accounting principles generally accepted in the United States, and it may not be the same as similarly titled measures used by others.

EBITDA is used as a supplemental financial measure to assess: (a) the ability of assets to generate cash sufficient to pay interest costs and make cash distributions to common unitholders, (b) the financial performance of assets and (c) the appropriateness of the purchase price of assets being considered for acquisition. As such, this supplemental financial measure provides a basis for investors and management to assess and measure performance over time and in relation to companies who own similar assets. Moreover, our credit facility requires us to use EBITDA in calculating certain financial ratios. Although EBITDA is used as a supplemental financial measure to assess our ability to generate cash sufficient to pay interest costs and make cash distributions to common unitholders as noted above, the amount of cash available for such payments is also subject to our ability to reserve cash for other uses, such as debt repayments, capital expenditures and operating activities. The table set forth below shows (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net income and cash flow from operating activities.

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(dollars in millions)
Net income	$111.7	$138.2	$89.2	$39.5	$233.7
Add:
Depreciation and amortization	97.4	120.5	138.2	103.9	101.5
Interest expense	85.0	88.4	107.7	79.6	84.0

EBITDA	294.1	347.1	335.1	223.0	419.2
Add (deduct):
Interest expense	(85.0)	(88.4)	(107.7)	(79.6)	(84.0)
Other adjustments to reconcile net income to cash provided from operating activities(7)	(0.4)	1.6	40.0	69.3	(31.3)
Changes in operating assets and liabilities, net(8)	(60.5)	(14.9)	(0.3)	(4.5)	(74.0)

Cash flow from operating activities	$148.2	$245.4	$267.1	$208.2	$229.9

(2)
"Deliveries" means the amount of liquid hydrocarbons delivered by a pipeline to points along the system and is quantified using a barrel as a unit of measure. "Barrels per day" delivery data is a measurement of average deliveries for the indicated period and is computed by dividing the number of barrels delivered for the period by the number of days in the period. North Dakota deliveries includes trunkline and gathering deliveries.

(3)
"Barrel miles" is a measurement of how fully a pipeline is used over its length and is calculated by multiplying the amount of each individual delivery (measured in barrels) by the distance it is shipped (measured in miles) and then adding the results so obtained for all deliveries.

(4)
In millions of British thermal units per day, or "MMBtu/day."

(5)
Includes volumes related to assets sold in December 2005.

(6)
Anadarko includes the combined systems previously referred to separately as Anadarko and Palo Duro. The Palo Duro volumes were formerly included with Other Major Intrastates.

(7)
As disclosed on our Consolidated Statements of Cash Flows.

(8)
Summation of "Changes in operating assets and liabilities" as disclosed on our Consolidated Statements of Cash Flows.

RISK FACTORS

          Before you make a decision to invest in the notes, you should read the risk factors discussed below. You should also read and consider the risks, uncertainties and factors that are discussed on page 4 of the accompanying prospectus under the captions "Risk Factors" and "Information Regarding Forward-Looking Statements" and in our other current filings with the SEC under the Exchange Act, particularly under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006, which are incorporated by reference in this prospectus supplement.

Risks Related to the Notes

  •
  The notes will be senior unsecured obligations. As such, the notes will be effectively junior to any secured debt we may have, to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to the existing and future secured debt of any subsidiaries that guarantee the notes in the future.

  •
  We are a holding company and depend entirely on our operating subsidiaries' distributions to service our debt obligations.

  •
  You cannot be sure that an active trading market will develop for the notes.

  •
  We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Tax Risks

  •
  Our tax treatment will depend on our status as a partnership for federal income tax purposes. If we were classified as a corporation for federal income tax purposes and required to pay tax on our taxable income at the corporate tax rate, such treatment could cause a material reduction in our anticipated cash flow, which could materially and adversely affect our ability to make payments on the notes and on our other debt obligations.

  •
  Several states are evaluating ways to subject partnerships and limited liability companies to entity-level taxation through the imposition of state income, franchise or other forms of taxation. Such imposition by states in which we operate could also reduce our ability to make payments on the notes and on our other debt obligations.

USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately $297.8 million after payment of underwriting discounts and commissions and estimated offering expenses. We will use the net proceeds from the offering to repay a portion of our outstanding commercial paper that we issued to finance a portion of our current capital expansion projects.

          All or a portion of the net proceeds of this offering may be temporarily invested in short-term investment grade securities pending their use for such purpose.

          As of September 30, 2006, we had outstanding $473.8 million of commercial paper having a weighted average interest rate of 5.55% per annum. We may issue additional commercial paper at any time for our capital expenditures or other partnership purposes.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

		Year Ended December 31,
	Nine Months Ended September 30, 2006
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	3.53x	1.75x	2.49x	2.25x	2.04x	2.10x

          For purposes of computing the ratio of earnings to fixed charges:

          "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

          "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

CAPITALIZATION

          The following table shows our capitalization at September 30, 2006 and our as adjusted consolidated capitalization as of September 30, 2006 after giving effect to the initial application of the net proceeds of this offering as described under "Use of Proceeds." This table should be read in conjunction with our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2006
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$253.6	$251.4

Current maturities of long-term debt	31.0	31.0

Long-term debt:
Commercial paper	473.8	173.8
First mortgage notes(1)	155.0	155.0
Credit facility	—	—
7.90% senior notes due 2012(1)	100.0	100.0
7.00% senior notes due 2018(1)	100.0	100.0
7.125% senior notes due 2028(1)	100.0	100.0
4.00% notes due 2009	200.0	200.0
4.75% notes due 2013	200.0	200.0
5.95% notes due 2033	200.0	200.0
5.35% notes due 2014	200.0	200.0
6.30% notes due 2034	100.0	100.0
% notes due 2016	—	300.0
Unamortized discount	(1.4)	(1.4)

Total long-term debt	1,827.4	1,827.4
Loans from Enbridge affiliates(2)	134.0	134.0
Partners' capital	2,032.9	2,032.9

Total capitalization	$4,025.3	$4,025.3

(1)
Debt of Enbridge Energy, Limited Partnership, one of our operating subsidiaries.

(2)
These loans are subordinated to our senior debt (including the notes).

DESCRIPTION OF NOTES

          The notes will constitute a new series of debt securities under an indenture dated as of May 27, 2003, between us and U.S. Bank National Association, successor to SunTrust Bank, as trustee. We will issue the notes under a supplement to such indenture setting forth the specific terms applicable to the notes, and references to the "indenture" in this description mean such indenture as so supplemented. You can find the definitions of various terms used in this description under "— Certain Definitions" beginning on page 22 of the accompanying prospectus.

          This description is intended to be an overview of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under "Description of Debt Securities" and the provisions of the indenture that may be important to you before investing in the notes. This summary supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus. Capitalized terms defined in the accompanying prospectus or in the indenture have the same meanings when used in this prospectus supplement unless updated herein. In this description, all references to "we," "us" or "our" are to Enbridge Energy Partners, L.P. only, and not its subsidiaries, unless otherwise indicated.

          The indenture does not limit the amount of debt securities that we may issue. Debt securities may be issued under the indenture from time to time in separate series, each up to the aggregate amount from time to time authorized for such series.

General

        The Notes.    The notes:

  •
  will be our general unsecured, senior obligations;

  •
  will constitute a new series of debt securities issued under the indenture, and such series will be initially limited to an aggregate principal amount of $300.0 million;

  •
  will mature on December 15, 2016;

  •
  will not be entitled to the benefit of any sinking fund; and

  •
  initially will be issued only in book-entry form represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC, and deposited with the trustee as custodian for DTC.

        Interest.    Interest on the notes will:

  •
  accrue at the rate of      % per annum;

  •
  accrue from December     , 2006 or the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2007;

  •
  be payable to holders of record on the June 1 and December 1 immediately preceding the related interest payment dates;

  •
  be computed on the basis of a 360-day year consisting of twelve 30-day months; and

  •
  be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

        Payment and Transfer.    Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose. Initially, this will be the corporate trust office or agency of the trustee located at 100 Wall Street, 16th Floor, New York, New York 10005.

          Payment of principal, premium, if any, and interest on notes in global form registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee, as the registered holder of such global notes. If any of the notes are no longer represented by a global note, payments of interest on notes in definitive form may, at our option, be made at the corporate trust office or agency of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder of at least $1,000,000 of notes. All funds that we provide to the trustee or a paying agent for the payment of principal of and any premium or interest on any note that remain unclaimed at the end of two years will (subject to applicable abandoned property laws) be repaid to us, and the holder of such note must thereafter look only to us for payment as a general creditor.

          No service charge will be imposed for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable upon transfer or exchange of notes. We are not required to register the transfer of or to exchange any note (1) selected or called for redemption or (2) during a period of 15 days before mailing notice of any redemption of notes.

          The registered holder of a note will be treated as its owner for all purposes, and all references in this description to "holders" mean holders of record, unless otherwise indicated.

        Replacement of Securities.    We will replace any mutilated, destroyed, lost or stolen notes at the expense of the holder upon surrender of the mutilated notes to the trustee or evidence of destruction, loss or theft of a note satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the trustee and to us before a replacement note will be issued.

Additional Issuances

          We may from time to time, without notice or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the original notes in all respects (except for the payment of interest accruing prior to the date such additional notes are initially issued under the indenture), so that such additional notes form a single series with the original notes and have the same terms as to status, redemption or otherwise as the original notes.

Optional Redemption

          The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus    basis points;

plus, in either case, accrued interest to the date of redemption. The actual redemption price, calculated as provided in this description, will be calculated and certified to the trustee and us by the Independent Investment Banker (as defined below).

          Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, if less than all of the outstanding notes are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all the notes are redeemed at any time, the trustee will select the notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, but beneficial interests in notes in global form will be selected for redemption in accordance with DTC's customary practices.

          For purposes of determining the optional redemption price, the following definitions are applicable:

          "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes to be redeemed.

          "Comparable Treasury Price" means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          "Independent Investment Banker" means either Wachovia Capital Markets, LLC or HSBC Securities (USA) Inc., as specified by us, and any successor firm, or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

          "Reference Treasury Dealer" means each of Wachovia Capital Markets, LLC and HSBC Securities (USA) Inc., plus two other dealers selected by the trustee that are primary U.S. government securities dealers in New York City and their respective successors; provided, if any of Wachovia Capital Markets, LLC or HSBC Securities (USA) Inc. or any primary U.S. government securities dealer selected by the trustee shall cease to be a primary U.S. government securities dealer, then such other primary U.S. government securities dealers as may be substituted by the trustee.

          "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

          "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week in which the calculation date falls (or in the immediately preceding week if the calculation date falls on any day prior to the usual publication date for such release) or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date. Any weekly average yields calculated by interpolation or extrapolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

          Except as set forth above, the notes will not be redeemable by us prior to maturity, will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of the holders.

Ranking

          The notes will be unsecured, unless we are required to secure them as described under "Description of Our Debt Securities — Provisions Applicable Solely to Senior Debt Securities — Limitations on Liens" beginning on page 19 of the accompanying prospectus. The notes will also be our unsubordinated obligations and will rank equally in contractual right of payment with all of our other existing and future unsubordinated indebtedness.

          We currently conduct substantially all our operations through our Subsidiaries, and our Subsidiaries generate substantially all our operating income and cash flow. As a result, we depend on distributions or advances from our Subsidiaries for funds to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our Subsidiaries cash that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of our Subsidiaries, including trade payables, except for any Subsidiary guarantees as described below under "— Potential Guarantee of Notes by Subsidiaries." This means that you, as a holder of the notes, will have a junior position to the claims of creditors of such Subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The indenture does not limit the amount of debt we or our Subsidiaries may incur, and it permits us and our Subsidiaries to incur some secured debt in addition to the existing 9.15% first mortgage notes of Enbridge Energy, Limited Partnership.

          As of September 30, 2006, we had $1,992.4 million of consolidated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our Subsidiaries. As of September 30, 2006, our Subsidiaries had $486 million of indebtedness to unaffiliated third parties which is included in our consolidated indebtedness. See "Capitalization."

Potential Guarantee of Notes by Subsidiaries

          Initially, the notes will not be guaranteed by any of our Subsidiaries. In the future, however, if our Subsidiaries become guarantors or co-obligors of our Funded Debt, then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes as described and to the extent provided under "Description of Our Debt Securities — Potential Guarantee of Debt Securities by Subsidiaries" on page 8 of the accompanying prospectus.

Certain Covenants

          For a description of certain covenants of the indenture that limit our ability and the ability of our Subsidiaries to take certain actions, please see "Description of Our Debt Securities — Covenants" beginning on page 9 of the accompanying prospectus.

          The indenture includes certain covenants, including:

  •
  limitations on securing indebtedness by liens on principal properties;

  •
  limitations on engaging in sale-leaseback transactions;

  •
  limitations on mergers, amalgamations or consolidations with or into other persons or selling, conveying, transferring, leasing or otherwise disposing of all or substantially all of our assets to another person; and

  •
  requiring certain reporting obligations.

Please read "Description of Our Debt Securities — Covenants — Merger, Amalgamation, Consolidation and Sale of Assets," " — Covenants — Reports," " — Provisions Applicable Solely to Senior Debt Securities — Limitations on Liens" and " — Provisions Applicable Solely to Senior Debt Securities —Restriction on Sale-Leasebacks" in the accompanying prospectus.

Events of Default

          In addition to the Events of Default described in the accompanying prospectus beginning on page 10, the following is an Event of Default with respect to the notes under the indenture:

  •
  default by us or any of our Subsidiaries in the payment at the stated maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on any Debt then outstanding having a principal amount in excess of the greater of $25 million and 2% of total partners' capital in our partnership, or acceleration of any Debt having a principal amount in excess of the greater of such amounts so that it becomes due and payable prior to its stated maturity and such acceleration is not rescinded within 30 days after notice.

          As of September 30, 2006, 2% of total partners' capital in our partnership was approximately $40.7 million.

          A default described in the preceding bullet point will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes of that series notify us and, if the notes are then guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor, of the default and such default is not cured within 60 days after receipt of the notice.

Book-Entry System

          Initially, the notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant as described below.

          Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "— Exchange of Book-Entry Notes for Certificated Notes."

          Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

          DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including some or all of the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each beneficial owner and of each security held by or on behalf of DTC is recorded on the records of the Participants and the Indirect Participants.

          DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes and (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

          Investors in the Global Notes may hold their interests directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

          The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see "— Exchange of Book-Entry Notes for Certificated Notes."

          Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

          All payments in respect of a Global Note registered in the name of a nominee of DTC will be payable to such nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the underwriters, the trustee nor any of our or their agents has or will have any responsibility or liability for (a) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership of the notes or (b) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

          DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices of the Participants and Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from the nominee of DTC as the registered owner of the Global Notes for all purposes.

          Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

          DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if any of the events described below under "— Exchange of Book-Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

          The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Exchange of Book-Entry Notes for Certificated Notes

          A Global Note is exchangeable for definitive notes in registered certificated form if we elect or (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and (2) we fail to appoint a successor depositary within 90 days. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

FEDERAL TAX CONSIDERATIONS

General

          The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes who purchases the notes for cash in the original offering at their "issue price," which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and who holds the notes as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

          In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes through partnerships or other pass-through entities, U.S. expatriates or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion also does not address the tax considerations to subsequent purchasers of the notes and does not address tax considerations arising under U.S. federal estate or gift tax laws or the laws of any foreign, state or local jurisdiction.

          We will treat the notes as our indebtedness for U.S. federal income tax purposes, and this discussion assumes that such treatment will be respected.

          Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

          You are a U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are:

  •
  an individual U.S. citizen or resident alien (including certain former citizens and former long-term residents);

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S. or any political subdivision thereof;

  •
  an estate whose world-wide income is subject to U.S. federal income taxation; or

  •
  a trust that either is subject to the supervision of a court within the United States and which has one or more U.S. persons with authority to control all substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

          If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

  Interest on the Notes

        We anticipate that the notes will be issued with a de minimus amount of original issue discount for U.S. federal income tax purposes. If, however, the notes' stated redemption price at maturity (generally, the sum of payments under a note other than payments of stated interest unconditionally payable at least annually) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payment attributable to this income. Assuming the notes are issued with less than a de minimus amount of original issue discount, the stated interest on a note will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

  Sale, Exchange, Redemption or Other Disposition of the Notes

        Upon the disposition of a note by sale, exchange, redemption or other disposition, you generally will recognize capital gain or loss equal to the difference between (1) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income as described above) and (2) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note. Any capital gain or loss will be long-term capital gain or loss if you have held the note for longer than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

Consequences to Non-U.S. Holders

          You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are not a U.S. holder.

  U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the notes provided that:

  •
  you do not actually or constructively own 10% or more of our units;

  •
  you are not a controlled foreign corporation that is related to us; and

  •
  you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business.

In each case, (a) you must provide your name and address on an IRS Form W-8BEN (or successor form), and certify under penalty of perjury, that you are not a U.S. person, (b) a financial institution holding the notes on your behalf must certify, under penalty of perjury, that it has received an IRS Form W-8BEN (or successor form) from you and must provide us with a copy, or (c) you must hold your notes directly through a "qualified intermediary," and the qualified intermediary must have sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

          If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or a reduction of withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

  U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. If a non-U.S. holder is eligible for the benefits of a tax treaty betweeen the United States and the holder's country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax on a net income basis only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax. To claim this exemption from withholding, a non-U.S. holder must provide us with a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, including earnings and profits from an investment in the notes, that are effectively connected with the conduct by you of a trade or business in the United States.

          Any gain or income realized on the sale, exchange, redemption or other disposition of the notes generally will not be subject to U.S. federal income tax unless:

  •
  that gain or income is effectively connected with the conduct of a trade or business in the United States by you;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are present; or

  •
  the gain represents accrued interest, in which case the rules for interest would apply.

          Holders subject to U.S. federal income tax under the first bullet point will be taxed on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax as explained above. Holders subject to U.S. federal income tax under the second bullet point will be taxed on the net gain at a 30% rate (or lower treaty rate).

Backup Withholding and Information Reporting

          The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by backup withholding rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide the recipient's taxpayer identification number to the payor, furnishing an incorrect identification number or repeatedly failing to report interest or dividends on the recipient's returns. The backup withholding rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

          Payments of interest to non-corporate U.S. holders of notes will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

          If the appropriate certification requirements are satisfied, the information reporting and backup withholding rules generally will not apply to payments that are subject to the 30% (or lower treaty rate)

withholding tax on interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. A non-U.S. holder (or the holder's agent, as described further below) can meet this certification requirement by providing a completed IRS Form W-8BEN, IRS Form W-8EXP or IRS Form W-8IMY, as applicable, or appropriate substitute form to us or our paying agent. If the holder holds the notes through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

          Payments made to U.S. holders by a broker upon a sale of notes generally will be subject to information reporting and backup withholding.

          Payments made to a non-U.S. holder by a broker upon a sale of notes will not be subject to information reporting or backup withholding provided the holder certifies its foreign status or otherwise establishes an exemption.

          Any amounts withheld from a payment to a holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided the required information is furnished to the IRS.

UNDERWRITING

          Wachovia Capital Markets, LLC and HSBC Securities (USA) Inc. are joint book-running managers for this offering. Under the Underwriting Agreement, which we will file as an exhibit to our current report on Form 8-K relating to this offering, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount
Wachovia Capital Markets, LLC	$
HSBC Securities (USA) Inc.
ABN AMRO Incorporated
Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Lazard Capital Markets LLC
SunTrust Capital Markets, Inc.
UBS Securities LLC

Total		$300,000,000

          The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the notes in the offering if any are purchased. The conditions contained in the underwriting agreement include requirements that:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there has been no material adverse change in our condition or in the financial markets; and

  •
  we deliver the customary closing documents to the underwriters.

          The notes will constitute a new class of securities with no established trading market. We do not intend to list the notes on any national securities exchange or automated dealer quotation system. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Accordingly, we cannot assure you as to the liquidity of or the trading market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

          In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of      % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of       % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          We estimate that the total expenses for this offering and related transactions, excluding underwriting discounts and commissions, will be approximately $200,000.

          Affiliates of Wachovia Capital Markets, LLC, ABN AMRO Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., SunTrust Capital Markets, Inc. and UBS Securities LLC are lenders under our credit facility and have received customary fees for such services. Some of the underwriters have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business.

          We, together with Enbridge Energy, Limited Partnership, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

          Certain of the underwriters will make the notes available for distribution on the internet through a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions they conduct through the system. Such underwriters will make the notes available to their customers through the internet distributions on the same terms as distributions made through other channels.

LEGAL MATTERS

          Fulbright & Jaworski L.L.P., Houston, Texas, will issue opinions about the validity of the notes offered hereby and various legal matters in connection with the offering on our behalf. Baker Botts L.L.P., Houston, Texas, the underwriters' counsel, will issue opinions about various legal matters in connection with the offering on behalf of the underwriters. Baker Botts L.L.P. has served on several occasions as legal advisor to a committee of independent members of the Board of Directors of Enbridge Energy Company in connection with its sale of assets to us.

ENBRIDGE ENERGY PARTNERS, L.P.

Class A Common Units
Debt Securities

        We may from time to time offer and sell Class A common units and debt securities. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

        You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the "Available Information" section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        The Class A common units are listed on the New York Stock Exchange under the symbol "EEP."

        Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors beginning on page 4 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2006.

About This Prospectus
Available Information
Incorporation of Certain Information by Reference
Enbridge Energy Partners, L.P.
Risk Factors
Information Regarding Forward-Looking Statements
Description of Our Debt Securities
Description of Our Class A Common Units
Cash Distribution Policy
Use of Proceeds
Legal Matters
Experts

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        As used in this prospectus, "we," "us," "our," and "Enbridge Partners" means Enbridge Energy Partners, L.P. and, where the context requires, includes our operating subsidiaries. In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as "Enbridge Management," and we refer to Enbridge Energy Company, Inc., our general partner and an indirect wholly owned subsidiary of Enbridge Inc., as "Enbridge Energy Company." "Enbridge Inc." refers to Enbridge Inc. of Canada, which is the indirect owner of our general partner.

AVAILABLE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You can also find our filings on the SEC's website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Enbridge Partners, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Securities Exchange Act of 1934 and is not incorporated in this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on February 25, 2005, as amended by our Annual Report on Form 10-K/A, filed with the SEC on April 28, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on May 5, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on August 5, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed with the SEC on October 28, 2005;

  •
  Current Reports on Form 8-K filed with the SEC on February 1, 2005, February 8, 2005, February 10, 2005, April 19, 2005, May 3, 2005, May 6, 2005, August 24, 2005, September 21, 2005, November 17, 2005 and December 21, 2005; and

  •
  The description of the Class A Common Units contained in our Registration Statement on Form 8-A, filed with the SEC on November 14, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8, filed with the SEC on December 9, 1991, Amendment No. 2 on Form 8-A/A, filed with the SEC on May 2, 1997, Amendment No. 3 on Form 8-A/A, filed with the SEC on August 8, 2001, and Amendment No. 4 on Form 8-A/A, filed with the SEC on May 7, 2003.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

  Investor Relations
  Enbridge Energy Partners, L.P.
  1100 Louisiana, Suite 3300
  Houston, Texas 77002
  866-337-4636 or
  866-EEP-INFO
  713-821-2000
  investor@enbridgepartners.com

ENBRIDGE ENERGY PARTNERS, L.P.

        We are a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transmission and marketing assets in the United States. Our Class A common units are traded on the New York Stock Exchange under the symbol "EEP." We were formed in 1991 by Enbridge Energy Company to own and operate the Lakehead system, which is the United States portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge Inc. owns the Canadian portion of the system. Enbridge Inc., which is based in Calgary, Alberta, provides energy transportation, distribution and related services in North America and internationally.

        For several years, we have been diversifying geographically and operationally through acquisitions of crude oil gathering, transportation and storage assets and of natural gas gathering, treating, processing and transportation systems. In January 2005, we acquired natural gas gathering and processing assets in North Texas, which include approximately 2,200 miles of natural gas gathering pipelines and four processing plants with aggregate processing capacity of 121 million cubic feet per day, or MMcf/d, of natural gas.

        Enbridge Management is a Delaware limited liability company that was formed in May 2002. Enbridge Management's shares, representing limited liability company interests, are traded on the New York Stock Exchange under the symbol "EEQ." Enbridge Management owns a special class of our limited partner interests, referred to as "i-units." Enbridge Management's principal activity is managing and controlling our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management.

        Our Class A common units represent limited partner interests in us. We also have limited partner interests that are represented by Class B common units. All of our Class B common units are owned by our general partner. The Class A common units and Class B common units are referred to in this prospectus as "common units."

        Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under "Incorporation of Certain Information by Reference," including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Information Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "continue," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "projection," "strategy," "could," "should" or "will" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate revenue, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

  •
  demand for, supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids or "NGLs" in the markets served by our systems, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

  •
  throughput levels and rates;

  •
  changes in, or challenges to, our tariff rates;

  •
  our ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

  •
  service interruptions in our liquids or natural gas systems;

  •
  disruptions, cutbacks or shutdowns on the supply and/or demand side of our businesses, including crude oil, natural gas and natural gas liquids producers, refineries, petrochemical plants, utilities, or other businesses for which we transport crude oil, natural gas or natural gas liquids;

  •
  changes in laws or regulations to which we are subject;

  •
  our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

  •
  loss of key personnel;

  •
  the effects of competition, in particular, by other pipeline systems;

  •
  hazards and operating risks that may not be covered fully by insurance;

  •
  the condition of the capital markets in the United States;

  •
  the political and economic stability of the oil producing nations of the world; and

  •
  general economic conditions, including rates of inflation and interest rates.

        You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under "Risk Factors" in our Annual Reports on Form 10-K, and any updates to those risk factors included in our Quarterly Reports on Form 10-Q.

DESCRIPTION OF OUR DEBT SECURITIES

        We will issue our debt securities under an indenture dated as of May 27, 2003, among us, as issuer, SunTrust Bank, as trustee, and any subsidiary guarantors that may become parties to the indenture. The debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. We, the trustee and any subsidiary guarantors may enter into supplements to the indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate indenture containing subordination provisions that we and any subsidiary guarantors will enter into with a trustee.

        This description is a summary of the material provisions of the debt securities and the indenture. We urge you to read the copy of the senior indenture and the form of the subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "indenture" refer to the particular indenture under which we issue a series of debt securities.

        You can find the definitions of other capitalized terms used in this description under "—Certain Definitions" below.

General

The Debt Securities

        Any series of debt securities that we issue:

  •
  will be our general obligations;

  •
  will be general obligations of the subsidiary guarantors if they are guaranteed by the subsidiary guarantors; and

  •
  may be subordinated to our Senior Indebtedness and, if guaranteed, to that of the subsidiary guarantors.

        The indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of Enbridge Management and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  the form and title of the debt securities of that series;

  •
  the total principal amount of the debt securities of that series;

  •
  the date or dates on which the debt securities of that series may be issued;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities of that series is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

  •
  the dates on which the principal and premium, if any, of the debt securities of that series will be payable;

  •
  the interest rate which the debt securities of that series will bear and the interest payment dates for such debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;

  •
  whether the debt securities of that series are entitled to the benefits of any potential guarantees by any subsidiary guarantors;

  •
  whether the debt securities of that series may be issued in amounts other than $1,000 each or multiples thereof;

  •
  any changes to or additional events of default or covenants in relation to that series;

  •
  the subordination, if any, of the debt securities of that series and any changes to the subordination provisions of the indenture; and

  •
  any other terms of the debt securities of that series.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Potential Guarantee of Debt Securities by Subsidiaries

        At the time of issue, the debt securities will not be guaranteed by any of our Subsidiaries. If so indicated in the applicable prospectus supplement, however, if afterwards our Subsidiaries become guarantors or co-obligors of our Funded Debt, then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the then outstanding debt securities on a senior basis (or, in the case of any subordinated debt securities, on a subordinated basis as described below under "—Subordination"). We refer to any such Subsidiaries as "subsidiary guarantors" and sometimes to such guarantees as "subsidiary guarantees." Each subsidiary guarantor will execute a supplement to the indenture and a notation of guarantee as further evidence of its guarantee.

        The obligations of each subsidiary guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the subsidiary guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the subsidiary guarantor; and

  •
  any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.

Addition and Release of Subsidiary Guarantors

        The guarantee of any subsidiary guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below under "—Defeasance and Discharge," then any Subsidiary Guarantee will be released with respect to that series. Further, if no default has occurred and is continuing under the indenture, a subsidiary guarantor will be unconditionally released and discharged from its guarantee:

  •
  automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor;

  •
  automatically upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor; or

  •
  following delivery of a written notice by us to the trustee, upon the release of all guarantees by the subsidiary guarantor of any Funded Debt of ours, except for any series of debt securities.

        If at any time following any release of a subsidiary guarantor from its initial guarantee of any series of debt securities pursuant to the third bullet point in the preceding paragraph, the subsidiary guarantor again guarantees any of our Funded Debt (other than our obligations under the indenture), then we will cause the subsidiary guarantor to again guarantee the debt securities in accordance with the indenture.

        If a series of debt securities is guaranteed by the subsidiary guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the subsidiary guarantors will be subordinated to the Senior Indebtedness of the subsidiary guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See "—Subordination."

Covenants

        The indenture contains the following two covenants for the benefit of the holders of all series of debt securities:

Merger, Amalgamation, Consolidation and Sale of Assets

        We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

  •
  we are the surviving Person in the case of a merger, or the surviving or transferee entity if other than us:

  —
  is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

  —
  expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the indenture and the debt securities;

  •
  immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred or is continuing;

  •
  if we are not the surviving entity, then each subsidiary guarantor, unless it is the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the debt securities will continue to apply to the obligations under the debt securities and the indenture; and

  •
  we have delivered to the trustee an officers' certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the indenture.

        Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture and the debt securities. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture and the debt securities.

Reports

        So long as any debt securities are outstanding, we will:

  •
  for as long as we are required to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

  •
  if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors' report by a firm of established national reputation) and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Other Covenants

        The indenture for the senior debt securities contains the two additional covenants described below under "—Provisions Applicable Solely to Senior Debt Securities."

        A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

        Each of the following events will be an "event of default" under the indenture with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due that continues for 30 days, whether or not the payment is prohibited by any subordination provisions applicable to that series;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise, whether or not the payment is prohibited by any subordination provisions applicable to that series;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by us or, if that series of debt securities is guaranteed by a subsidiary guarantor, by such subsidiary guarantor, to comply for 60 days after notice with the other covenants or agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of us or, if that series of debt securities is guaranteed by a subsidiary guarantor, of such subsidiary guarantor; or

  •
  if that series of debt securities is guaranteed by a subsidiary guarantor:

  —
  the guarantee by such subsidiary guarantor ceases to be in full force and effect, except as otherwise provided in the indenture;

  —
  the guarantee by such subsidiary guarantor is declared null and void in a judicial proceeding; or

  —
  such subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee.

Exercise of Remedies

        An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities that may be outstanding under the indenture. If an event of default occurs with respect to a series of debt securities, other than an event of default described in the fifth bullet point above, and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

        A default under the fourth bullet point above will not constitute an event of default with respect to a series of debt securities until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if that series of debt securities is guaranteed by a subsidiary guarantor, such subsidiary guarantor, of the default and such default is not cured within 60 days after receipt of notice.

        The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing events of default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

        The trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of debt securities of any series may pursue any remedy with respect to the indenture or the debt securities of that series, unless:

  •
  such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

  •
  such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder to sue for enforcement of any overdue payment respecting its own debt securities.

        The holders of a majority in principal amount of the outstanding debt securities of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the indenture;

  •
  the trustee determines is unduly prejudicial to the rights of any other holder; or

  •
  would involve the trustee in personal liability.

Notice of Default

        Within 30 days after the occurrence of any default or event of default, we are required to give written notice to the trustee and indicate the status of the default or event of default and what action we are taking or propose to take to cure it. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any subsidiary guarantor have complied with all covenants contained in the indenture or whether any default or event of default has occurred during the previous year.

        If a default occurs with respect to the debt securities of a particular series and is continuing and is known to the trustee, the trustee must mail to each holder of debt securities of that series a notice of the default within 90 days after the default occurs. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to the debt securities of any series, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders of debt securities of that series.

Amendments and Waivers

        We may amend the indenture without the consent of any holder of debt securities of any series to:

  •
  cure any ambiguity, defect or inconsistency;

  •
  make any change in respect of any other series of debt securities issued under the indenture that is not applicable to such series;

  •
  provide for the assumption by a successor of our obligations under the indenture;

  •
  provide for the addition of any Subsidiary of ours as a subsidiary guarantor, or to reflect the release of any subsidiary guarantor, in either case as provided in the indenture;

  •
  in the case of any subordinated debt securities, limit or terminate the benefits available to any holder of Senior Indebtedness under the subordination provisions of the indenture;

  •
  secure any debt securities or Subsidiary Guarantee;

  •
  add covenants for the protection of the holders or surrender any right or power conferred upon us or any subsidiary guarantor;

  •
  make any change that does not adversely affect the rights of any holder;

  •
  add or appoint a successor or separate trustee;

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

  •
  establish the form or terms of debt securities of any series to be issued under the indenture.

        In addition, we may amend the indenture if the holders of a majority in principal amount of all affected debt securities of each series then outstanding under the indenture consent to it. We may not, however, without the consent of each holder of any affected debt securities amend the indenture to:

  •
  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

  •
  make any debt securities payable in currency other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's debt securities on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

  •
  in the case of any subordinated debt securities, make any change to the subordination provisions of the indenture that adversely affects the rights of any holder under such provisions;

  •
  release any security that has been granted in respect of the debt securities, other than in accordance with the indenture;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release a subsidiary guarantor other than in accordance with the indenture or modify such subsidiary guarantor's guarantee in any manner adverse to the holders.

        No amendment may be made to the indenture for the subordinated debt securities that adversely affects the rights of the holders of Senior Indebtedness under the subordination provisions of that indenture without their consent.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to all holders of debt securities of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

        The holders of a majority in principal amount of the outstanding debt securities of each affected series may waive our compliance with certain covenants on behalf of all holders of debt securities of such series, including, in the case of senior debt securities, those described under "—Provisions Applicable Solely to Senior Debt Securities—Limitations on Liens" and "—Provisions Applicable Solely to Senior Debt Securities—Restriction on Sale-Leasebacks." The holders of a majority in principal amount of the outstanding debt securities of each affected series may, on behalf of all holders of debt securities of that series, waive any past default or event of default with respect to that series, except one in respect of:

  •
  the payment of principal of, premium, if any, or interest on any debt securities of that series; or

  •
  a provision of the indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

Defeasance and Discharge

        At any time, we may terminate all our obligations under the indenture as they relate to a particular series of debt securities, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate some of our obligations under the indenture, including our obligations:

  •
  relating to the defeasance trust, including the rights of holders to receive payments from the trust;

  •
  to register the transfer or exchange of the debt securities of that series;

  •
  to replace mutilated, destroyed, lost or stolen debt securities of that series; or

  •
  to maintain a registrar and paying agent in respect of the debt securities of that series.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under or the operation of:

  •
  some of the covenants applicable to a series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement;

  •
  the bankruptcy provisions with respect to a subsidiary guarantor; and

  •
  the guarantee provision described under "—Events of Default, Remedies and Notice—Events of Default" above with respect to the series of debt securities, if applicable, and any event of default that is added specifically for such series and described in a prospectus supplement.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an event of default specified in the fifth (with respect only to a subsidiary guarantor (if any)) or sixth bullet point under "—Events of Default" above or an event of default that is added specifically for such series and described in a prospectus supplement. If we exercise either our legal defeasance option or our covenant defeasance option, any Subsidiary Guarantee will terminate with respect to the defeased series of debt securities and any security that may have been granted with respect to that series will be released.

        In order to exercise either defeasance option, we must:

  •
  irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on that series of debt securities to redemption or stated maturity, as the case may be;

  •
  comply with several other conditions, including that no default with respect to that series has occurred and is continuing after the deposit in trust; and

  •
  deliver to the trustee an opinion of counsel to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

        In the event of any legal defeasance, holders of the debt securities of the defeased series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities through maturity.

        Although the amount of money and U.S. government obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an event of default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable for such payments, however.

        In addition, we may discharge all our obligations under the indenture with respect to debt securities of a particular series, other than our obligation to register the transfer of and exchange such debt securities, provided that we either:

  •
  deliver all outstanding debt securities of such series to the trustee for cancellation; or

  •
  all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability of General Partner or Enbridge Management

        None of Enbridge Energy Company, Enbridge Management, or their respective directors, officers, employees, incorporators, members and stockholders, as such, will be liable for:

  •
  any of our obligations or the obligations of any subsidiary guarantor under the debt securities, the indenture or any Subsidiary Guarantee; or

  •
  any claim based on, in respect of, or by reason of, such obligations or their creation.

        The preceding paragraph does not change any obligation of our general partner to restore any negative balance in its capital account (maintained by us pursuant to our partnership agreement) upon liquidation of its interest in us.

        By accepting a debt security, each holder will be deemed to have waived and released all liability described in the first paragraph of this subsection. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Subordination

        Debt securities of a series (and any subsidiary guarantees of that series) may be subordinated to "Senior Indebtedness," which we define generally to include any Debt created or assumed by us (or, if the series is guaranteed, by the subsidiary guarantors), whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such Debt, it is provided that such Debt is not superior in right of payment to the debt securities (or, if the series is guaranteed, to the subsidiary guarantees), or to other Debt that is pari passu with or subordinated to the debt securities (or, if the series is guaranteed, to the subsidiary guarantees). Subordinated debt securities of any series (and, if the series is guaranteed, the subsidiary guarantees) will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to such series, to the prior payment of all of our Debt or other indebtedness and that of any subsidiary guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of ours or, if applicable, a subsidiary guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities, or any payment in respect of any Subsidiary Guarantee, in the case of any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the subsidiary guarantors' assets, to creditors:

  •
  upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the subsidiary guarantors; or

  •
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the subsidiary guarantors.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities or any Subsidiary Guarantee.

        If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

  •
  make any payments of principal, premium, if any, or interest with respect to subordinated debt securities or any Subsidiary Guarantee;

  •
  make any deposit for the purpose of defeasance of the subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in any case,

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  we and the trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $100 million; and

  •
  any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities, and no subsidiary guarantor may pay any Subsidiary Guarantee, for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the Person or Persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, payments may resume on the subordinated debt securities and any Subsidiary Guarantee after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        If we exercise either our legal defeasance option or our covenant defeasance option with respect to any series of subordinated debt securities, then the subordination provisions described above will not apply to any money or U.S. government obligations deposited in trust with the trustee.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

        We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be registered in the name of DTC's nominee and deposited with or on behalf of DTC, and we will not issue physical certificates to any holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities.

        Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the United States Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

        DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates.

Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

        We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, any subsidiary guarantor, the trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, any subsidiary guarantor, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit its participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to its participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants in DTC to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name."

        Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee, any subsidiary guarantor or us.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and in any case a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

The Trustee

        SunTrust Bank acts as trustee under the indenture for the senior debt securities. The prospectus supplement relating to any subordinated debt securities will identify the trustee under the indenture for the subordinated debt securities.

        The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in some cases, or to realize for its own account on property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in some other transactions. However, if it acquires any conflicting interest after a default has occurred under the indenture and is continuing, it must eliminate the conflict or resign as trustee.

        If an event of default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they have offered to the trustee reasonable security and indemnity against the costs and liabilities that it may incur.

        The trustee may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Governing Law

        The indenture, any subsidiary guarantees and the debt securities will be governed by New York law.

Provisions Applicable Solely to Senior Debt Securities

        The indenture for the senior debt securities contains the two covenants described in this subsection of the prospectus.

Limitations on Liens

        We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than the senior debt securities issued under the indenture), without in any such case making effective provision whereby all of the outstanding senior debt securities are secured equally and ratably with, or prior to, such Debt so long as such Debt is so secured. There is excluded from this restriction:

  •
  any Lien on any property or assets owned by us or any Restricted Subsidiary in existence on the date of the indenture, May 27, 2003 or created pursuant to an "after-acquired property" clause or similar term in existence on such date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to us or any Restricted Subsidiary in existence on such date;

  •
  any Lien on any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

  •
  any Lien on any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;

  •
  any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;

  •
  any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

  •
  any Lien in favor of us or any Restricted Subsidiary;

  •
  any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;

  •
  Permitted Liens;

  •
  any Lien securing Hedging Obligations of us or a Restricted Subsidiary up to an aggregate net amount at any time outstanding equal to the sum of $25.0 million plus 1% of Consolidated Net Tangible Assets;

  •
  any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by the first nine bullet points, inclusive, above; or

  •
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any Lien, in whole or in part, that is referred to in the first ten bullet points, inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

        Notwithstanding the preceding, under the indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure our Debt or the Debt of any other Person (other than the senior debt securities) that is not excepted by bullet points one through eleven, inclusive, above without securing the senior debt securities, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by bullet points one through eleven, inclusive, above (but subject to the inclusion specified in the proviso following the two bullet points below), together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by bullet points one through four, inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed at any one time the greater of:

  •
  the amount of Debt then outstanding under the First Mortgage Notes plus 2% of Consolidated Net Tangible Assets; and

  •
  10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the First Mortgage Notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the previous paragraph.

Restriction on Sale-Leasebacks

        We will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

  •
  such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

  •
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  •
  we or such Restricted Subsidiary would be entitled under the limitations on liens covenant described above to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

  •
  we or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of ours or any Funded Debt of a Subsidiary of ours, or (B) investment in another Principal Property.

        Notwithstanding the preceding, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by bullet points one through four, inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than the senior debt securities) secured by Liens upon Principal Properties not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitations on liens covenant described above (but subject to the inclusion specified on the proviso following the two bullet points below), do not exceed at any one time the greater of:

  •
  the amount of Debt then outstanding under the First Mortgage Notes plus 2% of Consolidated Net Tangible Assets; and

  •
  10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the First Mortgage Notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitation on liens covenant described above.

Certain Definitions

        As used in this description:

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom

  •
  all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

  •
  the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

        "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.

        "First Mortgage Notes" means the 9.15% First Mortgage Notes due 2011 of Enbridge Energy, Limited Partnership, a Delaware limited partnership.

        "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Hedging Obligations" means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or hydrocarbon hedge contracts or hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates or commodity prices.

        "Lien" means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person.

        "Permitted Liens" means

  •
  Liens upon rights-of-way for pipeline purposes;

  •
  any statutory or governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

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  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets;

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  Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

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  Liens arising under, or to secure performance of, leases, other than capital leases;

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  any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  •
  any Lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  •
  any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  •
  any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by us or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;

  •
  any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; or

  •
  any easements, exceptions or reservations in any property or assets of us or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of our or its business or our business and the business of our Subsidiaries, taken as a whole.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

        "Principal Property" means

  •
  any pipeline or terminal property or asset owned or leased by us or any Subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals, which property or assets are located in the United States or Canada and

  •
  any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located within the United States or Canada, except, in the case of either preceding bullet point,

  •
  any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and

  •
  any such property or asset, plant or terminal which, in the opinion of the board of directors of Enbridge Management, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

        "Restricted Subsidiary" means any of our Subsidiaries owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

        "Sale-Leaseback Transaction" means the sale or transfer by us or any Restricted Subsidiary of any Principal Property to a Person (other than us or a Restricted Subsidiary) and the taking back by us or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

        "Securities Act" means the Securities Act of 1933, as amended, and any successor statute.

        "Subsidiary" means, with respect to any Person,

  •
  any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

  •
  in the case of a partnership, any Person of which more than 50% of the partners' capital interests (considering all partners' capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or

  •
  any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise control, such other Person.

DESCRIPTION OF OUR CLASS A COMMON UNITS

General

        Generally, our Class A common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, see "Cash Distribution Policy" in this prospectus.

        Class A common units may be held in "street name" or by any other nominee holder. We are entitled to treat the nominee holder of a Class A common unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

        Our Class A common units are listed on the New York Stock Exchange under the symbol "EEP."

Number of Class A Common Units

        As of December 31, 2005, we had 49,938,834 Class A common units outstanding. Our partnership agreement does not limit the number of common units we may issue.

Transfer Agent and Registrar

Duties

        Mellon Investor Services LLC is the registrar and transfer agent for the Class A common units and receives fees from us for serving in such capacities. All fees charged by the transfer agent for transfers of Class A common units will be borne by us and not by our unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Class A common unitholder and other similar fees or charges will be borne by the affected Class A common unitholder. There will be no charge to Class A common unitholders for disbursements of our cash distributions. We have agreed to indemnify the transfer agent against certain liabilities.

Resignation or Removal

        The transfer agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Common Units

        Until a Class A common unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Class A common unit, except as otherwise required by law. Any transfer of a Class A common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application.

        By executing and delivering a transfer application, the transferee of Class A common units:

  •
  becomes the record holder of such Class A common units and is an assignee until admitted as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner;

  •
  agrees to be bound by the terms and conditions of and executes our partnership agreement;

  •
  represents that such transferee has capacity and authority to enter into our partnership agreement;

  •
  grants powers of attorney to our general partner and any liquidator of us as specified in the transfer application; and

  •
  makes the consents and waivers contained in our partnership agreement.

        An assignee has the right to receive distributions in respect of Class A common units, but is not a limited partner. An assignee will become a limited partner in respect of the transferred Class A common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Class A common units are securities and are transferable according to the laws governing transfer of securities.

        In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a transfer application the right to request admission as a substituted limited partner in respect of the transferred Class A common units. A purchaser or transferee of Class A common units who does not execute and deliver a transfer application obtains only (1) the right to assign the Class A common units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred Class A common units. Thus, a purchaser or transferee of Class A common units who does not execute and deliver a transfer application will not receive cash distributions unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Class A common units, and may not receive certain federal income tax information or reports furnished to unitholders of record. The transferor of Class A common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Class A common units, but a transferee agrees, by acceptance of the certificate representing Class A common units, that the transferor will not have a duty to see to the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the transfer application.

Summary of Partnership Agreement

        A summary of the important provisions of our partnership agreement is included in reports filed with the SEC, which are incorporated by reference into the registration statement of which this prospectus is a part.

CASH DISTRIBUTION POLICY

Requirement to Distribute Available Cash

        Our partnership agreement provides that we will distribute all of our available cash to our partners on a quarterly basis. Distributions for a quarter are made within 45 days after the end of the quarter.

Definition of Available Cash

        Available cash generally means, for any calendar quarter, all cash we receive from all sources, plus net reductions to cash reserves, less all of our cash disbursements and net additions to cash reserves.

Establishment of Reserves

        Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution. This is because increases and decreases in reserves are taken into account in computing available cash. Each quarter we may, in our reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves and to the approval of Enbridge Energy Company.

Cash Distributions and Additional i-Units

        Typically, the general partner and owners of common units will receive distributions in cash. Instead of receiving cash distributions, the number of i-units owned by Enbridge Management and the percentage of total units in us owned by Enbridge Management will increase automatically under the provisions of the our partnership agreement. The cash equivalent amount of the additional i-units that Enbridge Management will own following a distribution of cash to the general partner and owners of common units will be treated as if it actually had been distributed for purposes of determining the distributions to the general partner. We will not distribute the cash related to the i-units but will instead retain that cash and use the cash in our business. We will also retain and reinvest in our business a portion of the cash that would otherwise be distributed to the general partner.

Two Different Types of Distributions

        The distributions of available cash we make are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects common unit distributions and the number of additional i-units Enbridge Management will own relative to the distributions to the general partner.

Cash from Operations

        Cash from operations, which is determined on a cumulative basis, generally means:

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  the $54 million cash balance that we had on the closing date of our initial public offering in 1991; plus

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  all cash receipts from operations; less

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  all cash operating expenditures, including maintenance capital expenditures; less

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  all cash debt service payments, except for certain payments of premium and principal in connection with sales or other dispositions of assets or refinancing or refunding of indebtedness; less

  •
  the amount of cash reserves that Enbridge Management deems necessary or appropriate to provide funds for the expenditures and payments described above and distributions to partners over the next four calendar quarters.

Cash from Interim Capital Transactions

        Cash from interim capital transactions is generated by:

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  borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business);

  •
  sales of units or other equity interests for cash; and

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  sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

Rule for Characterizing Distributions

        To avoid the difficulty of trying to determine whether available cash we distribute is cash from operations or cash from interim capital transactions, all available cash we distribute from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from December 27, 1991 (the date we commenced operations) through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the amount of cash that we retain in respect of the i-units and the general partner's partnership interest will be treated as distributions of available cash. We will retain that cash and use the cash in our business.

General Procedures for Quarterly Distributions

        The following illustrates the implementation of the provisions described above. For each quarter, Enbridge Management will use the following procedures to determine the amount of cash that we will distribute to the holders of common units and the general partner and the number of additional i-units that Enbridge Management will own:

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  first, Enbridge Management will determine the amount of available cash for the quarter;

  •
  second, Enbridge Management will determine whether the available cash to be distributed will be characterized as cash from operations or cash from interim capital transactions;

  •
  third, Enbridge Management will calculate the amount of this available cash that will be distributed to our partners and the amount that will be retained by us for use in our business. If the available cash is characterized as cash from operations, Enbridge Management will cause us to distribute and retain the available cash as described below under "Distributions of Cash from Operations." If the available cash is characterized as cash from interim capital transactions, Enbridge Management will cause us to distribute and retain the available cash as described below under "Distributions of Cash from Interim Capital Transactions." As a result of this process, Enbridge Management will determine the amounts of cash to be distributed to the general partner and owners of common units and the amount of cash to be retained by us for use in our business. Enbridge Management will also determine the total cash equivalent amount that will be used to calculate the number of additional i-units it will own following the distribution of cash to the general partner and owners of common units (as described in "fifth" below) and the number of additional shares Enbridge Management will distribute to its shareholders;

  •
  fourth, Enbridge Management will divide the total cash equivalent amount by the average market price per share, as determined for the 10-trading day period ending on the trading day immediately prior to the ex-dividend date for its shares, to determine the number of additional i-units Enbridge

    Management will own following the distribution of cash to the general partner and owners of common units described in "fifth" below; and

  •
  fifth, Enbridge Management will cause us to make the cash distributions to the general partner and owners of common units and the number of i-units Enbridge Management owns will increase under the provisions of the our partnership agreement with the result that the number of i-units owned by Enbridge Management will equal the number of its shares and voting shares that are outstanding following the distribution of additional shares by Enbridge Management to its subsidiaries.

        The discussion below indicates the percentages of distributions of available cash required to be made to our limited partners and general partner. Except as otherwise noted in the discussion below, all distributions to the general partner and owners of common units will be made in cash. Except in liquidation, i-units will not be entitled to receive cash distributions. Instead of receiving cash distributions, the number of i-units owned by Enbridge Management will increase automatically under the terms of our partnership agreement as described above. The cash equivalent amount of the additional i-units that Enbridge Management will own following a distribution of cash to the general partner and owners of common units will be treated as if it had actually been distributed for purposes of determining the distributions to be made to the general partner. We will not distribute the cash related to the i-units but instead will retain that cash and use the cash in our business. We will also retain and reinvest in our business a portion of the cash that would otherwise be distributed to the general partner.

Distributions of Cash from Operations

        Subject to certain adjustments, we will distribute or retain cash from operations for each quarter as follows:

  •
  first, 98% in respect of the common units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.59 per common unit in cash and we have retained a total of $0.59 per i-unit in cash for that quarter;

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  second, 85% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 15% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.70 per common unit in cash and we have retained a total of $0.70 per i-unit in cash for that quarter;

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  third, 75% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 25% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.99 per common unit in cash and we have retained a total of $0.99 per i-unit in cash for that quarter; and

  •
  fourth, 50% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 50% in respect of the general partner's partnership interest.

        We will distribute cash from operations in respect of common units and will retain cash from operations in respect of i-units. We will distribute cash from operations in respect of the general partner's partnership interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (i) the cash from operations retained in respect of the i-units described above by (ii) 98%.

Distributions of Cash from Interim Capital Transactions

        We will distribute or retain cash from interim capital transactions as follows:

  •
  first, 98% in respect of common units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until we have distributed in respect of each Class A common unit issued in our initial public offering cash from interim capital transactions in an amount equal to $21.50; and

  •
  thereafter, cash from interim capital transactions will be distributed as if it were cash from operations, and because the minimum quarterly and target distributions will have been reduced to zero, as described below under "—Adjustment of the Minimum Quarterly and Target Distributions," the general partner's share of distributions of available cash will increase, in general, to 50% of all distributions of available cash.

        Notwithstanding the foregoing, if the minimum quarterly and target distributions have been reduced to zero as a result of distributions of cash from interim capital transactions and the Class A common unitholders have ever failed to receive the minimum quarterly distribution, distributions and retentions of cash from interim capital transactions will first be made 98% in respect of Class A common units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until we have distributed in respect of each Class A common unit issued in our initial public offering, cash from operations since our inception together with current distributions of cash from interim capital transactions in an aggregate amount equal to the minimum quarterly distribution for all periods since our inception. To date, the holders of the common units have always received at least the minimum quarterly distribution. Distributions of cash from interim capital transactions will not reduce target distributions in the quarter in which they are distributed.

        We will distribute cash from interim capital transactions in respect of common units and will retain cash from interim capital transactions in respect of i-units. We will distribute cash from interim capital transactions in respect of the general partner's partnership interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (i) the cash from interim capital transactions retained in respect of the i-units described above by (ii) 98%.

Adjustment of the Minimum Quarterly and Target Distributions

        The minimum quarterly and target distributions will be adjusted proportionately if any distribution, combination or subdivision of units occurs, whether effected by a distribution payable in units or otherwise, but not by reason of the additional i-units that Enbridge Management will own after each quarterly distribution as described above. In addition, if a distribution is made of cash from interim capital transactions, the minimum quarterly and target distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to such distribution and the denominator of which is the unrecovered initial unit price immediately prior to such distribution. The unrecovered initial unit price is the amount by which $21.50 exceeds the aggregate per unit distributions of cash from interim capital transactions. If and when the unrecovered initial unit price is zero, the minimum quarterly and target distributions each will have been reduced to zero.

        For example, if a two-for-one split of the common units and i-units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its then-existing level. We will not make any of these adjustments by reason of Enbridge Management's ownership of additional i-units after each distribution on the common units of available cash from operations or interim capital transactions or the issuance of additional units for cash or property.

        The minimum quarterly and target distributions may also be adjusted if legislation is enacted that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for U.S. federal income tax purposes. In such event, the minimum quarterly and target distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the minimum quarterly and target distributions multiplied by one minus the sum of the effective U.S. federal income tax rate to which we are subject as an entity (expressed as a fraction) plus the effective overall state and local income tax rate to which we are subject as an entity (expressed as a fraction) for the taxable year in which such quarter occurs. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly and target distributions would be reduced to 62% of their previous levels.

Distributions in Liquidation

        We may not take any action to cause a liquidation unless, prior to such liquidation, Enbridge Inc. has agreed to purchase all of Enbridge Management's shares or the holders of its shares have voted to approve such liquidation.

        Upon our dissolution, unless we are reconstituted and continued, the authorized liquidator will liquidate our assets and apply the proceeds of the liquidation generally as follows:

  •
  first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

  •
  second, to all partners in accordance with the positive balances in their respective capital accounts.

        Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

        If we are liquidated, it is intended that, to the extent available, Enbridge Management will be allocated income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. Thus, generally, any income or gain will be allocated:

  •
  first, to owners of the i-units until the capital account of each i-unit equals the capital account of a common unit; and

  •
  thereafter, between the owners of common units and i-units, as limited partners, and Enbridge Energy Company, as the general partner, in a manner that approximates their sharing ratios in the various target distribution levels and equally on a per unit basis between the i-units and the common units.

        After each distribution of cash to other unitholders, including regular quarterly distributions, Enbridge Management's ownership of additional i-units generally will represent the right to be allocated an increased share of that income or gain upon liquidation.

        Any deduction or loss generally will be allocated:

  •
  first, to the common units until the per unit balance in a common unit capital account equals the per unit balance in an i-unit capital account;

  •
  second, in proportion to the positive balances in the partners' capital accounts until all the balances are reduced to zero; and

  •
  thereafter, to the general partner.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Fulbright & Jaworski L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Enbridge Energy Partners, L.P. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated statement of financial position of Enbridge Energy Company, Inc. incorporated in this prospectus by reference to our Current Report on Form 8-K dated May 6, 2005 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Enbridge Energy Partners, L.P.

$300,000,000      % Notes Due 2016

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 17, 2006)
December       , 2006

Wachovia Securities
HSBC
ABN AMRO Incorporated
Banc of America Securities LLC
Citigroup
Deutsche Bank Securities
Lazard Capital Markets
SunTrust Robinson Humphrey
UBS Investment Bank